EXHIBIT 99.2

Calculation of Public Float

		% of Outstanding Shares

Total shares outstanding as of February 13, 2009	13,253,964	100%

SHARES OWNED BY AFFILIATES (1)

Shares owned by 5% Beneficial Owners:

Venrock Partners	(3,666,666)	27.66%

New Leaf Venture Management II, L.L.C.	(3,333,333)	25.15%

Austin W. Marxe and David M. Greenhouse	(3,008,021)	22.70%

Abiomed Inc.	(2,731,667)	20.61%

Shares owned outright by Directors and Officers: (2)

Jal S. Jassawalla	(2,009)	0.02%
Pratap Khanwilkar	(969)	0.01%
Phil Miller	(993)	0.01%
Piet Jansen	(1,020)	0.01%
David Pellone	(100)	0.00%

Total Publicly Held Shares by World Heart Inc. as of February 13, 2009	509,187

(1)	Includes shares owned by Officers, Directors and 5% Holders
Excludes warrants and options exercisable within 60 days from February 13, 2009

(2)	Directors do not own shares of the Company.